Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone (423) 238-4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-8464

FTI Consulting, Inc.
Mike Gaudreau millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2025 SECOND QUARTER RESULTS

CHATTANOOGA, Tenn., August 6, 2025/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (“Miller Industries” or the “Company”) today announced financial results for the second quarter ended June 30, 2025.

For the second quarter of 2025, net sales were $214.0 million, a decrease of 42.4%, compared to $371.5 million for the second quarter of 2024. The decrease was driven primarily by a decline in product shipments, predominantly chassis, relative to the prior year period in which we saw significantly elevated chassis shipments as original equipment manufacturers (“OEMs”) recovered from previous supply chain disruptions.

Gross profit for the second quarter of 2025 was $34.6 million, or 16.2% of net sales, compared to $51.1 million, or 13.8% of net sales, for the second quarter of 2024. The year over year increase in gross margin percentage was largely driven by sales product mix, which shifted from a higher percentage of chassis in the prior year period, to a higher percentage of bodies in the current period.

For the second quarter of 2025, selling, general and administrative expenses were $23.4 million, or 10.9% of net sales, compared to $22.8 million, or 6.1% of net sales, in the prior year period. The year over year increase was driven primarily by higher stock-based compensation expense and employee compensation and training cost in the current period.

Net income in the second quarter of 2025 was $8.5 million, or $0.73 per diluted share, decreases of 58.8% and 59.0% respectively compared to net income of $20.5 million, or $1.78 per diluted share, in the prior year period.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share, payable September 15, 2025, to shareholders of record at the close of business on September 8, 2025, the fifty-ninth consecutive quarter that the Company has paid a dividend.

“In the second quarter, we faced challenges in the market, predominantly related to industry-wide demand headwinds. Retail sales activity was down 20% quarter over quarter, resulting in a 30% decrease in order intake from distributors.” said William G. Miller, II, Chief Executive Officer of the Company. “We attribute the decreased demand largely to lower consumer confidence and elevated costs of ownership, which takes into account interest rates, insurance costs, and tariff related price increases. We also continue to see elevated field inventory in our distribution channel impacting demand, which has persisted since the end of last year. We are closely monitoring and adjusting production levels to meet current demand and accelerate the reduction of channel inventory, taking significant steps to improve our costs, and securing our supply chain to mitigate the long-term risks of tariffs.”

- MORE –

MILLER INDUSTRIES REPORTS 2025 SECOND QUARTER RESULTS	PAGE 2

Mr. Miller II, concluded, “Moving forward, despite the current challenges in the market, all fundamental drivers of our long-term business performance, such as miles driven, average age of vehicles on the road, and accidents per mile, are steadily climbing. With the proactive steps we are taking to reduce channel inventory and right-size costs, we are confident we will be well positioned for success as the market environment improves. For the remainder of the year, we will prioritize operational efficiency and capital allocation as we position the Company for sustained, long-term growth. We believe strongly in the fundamentals of our business and anticipate a meaningful recovery in the commercial market, as well as potential upside from pending military contracts providing us with revenue and earnings growth in years to come.”

2025 Guidance

Due to the heightened uncertainty and near-term challenges discussed in this release, we are revising our previously issued guidance for the 2025 fiscal year. We now expect revenue in the range of $750 to $800 million and at this time, we are suspending guidance on earnings per share as the organization-wide operational initiatives we are evaluating could have a material impact on our cost structure, potentially resulting in extraordinary expenses and potential losses in the second half of the year. We expect to provide updates as we make decisions and gather more information.

The statements in the 2025 guidance provided above are forward looking. Actual results may differ materially. See our cautionary note regarding “forward-looking statements” below.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, August 7, 2025, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/NV2DxXzj6Z5

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through Thursday, August 14, 2025. The replay number is 1-844-512-2921, Passcode 1198904

About Miller Industries, Inc.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

- MORE –

MILLER INDUSTRIES REPORTS 2025 SECOND QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “continue”, “future”, “potential”, “believe”, “project”, “plan”, “intend”, “seek”, “estimate”, “predict”, “expect”, “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include, without limitation, any statements relating our 2025 guidance (including under the heading “2025 Guidance”), our ability to effectively monitor and adjust production levels to meet current demand and accelerate the reduction of channel inventory, the success of steps we may take to improve our costs, our ability to secure our supply chain to mitigate the long-term risks of tariffs, the growth and effect of the drivers of our long-term business performance, the potential improvement of our market environment and recovery of the commercial market, our priorities for the remainder of 2025 relating to operational efficiency and capital allocation, and any potential upside from pending military contracts and their potential effect on revenue and earnings growth. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: our dependence upon outside suppliers for component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products leaves us subject to changes in price and availability, the cadence and quantity of deliveries from our suppliers, and delays in receiving supplies of such materials, component parts or chassis; our customers’ and towing operators’ access to capital and credit to fund purchases; the implementation of new or increased tariffs and any resulting trade wars and any resulting macroeconomic uncertainty; the rising costs of equipment ownership, including continuing increases in insurance premiums and elevated interest rates that have added cost pressures to our end users, and fluctuations in the value of used trucks; macroeconomic trends, availability of financing, and changing interest rates; our customers’ ability to fund purchases of our products increases in the cost of skilled labor; the cyclical nature of our industry and changes in consumer confidence and in economic conditions in general; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2025	2024	Change	2025	2024	Change
NET SALES	$214,032	$371,451	(42.4)%	$439,682	$721,322	(39.0)%

COSTS OF OPERATIONS	179,446	320,373	(44.0)%	371,153	626,001	(40.7)%

GROSS PROFIT	34,586	51,078	(32.3)%	68,529	95,321	(28.1)%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	23,404	22,773	2.8%	46,664	44,316	5.3%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	294	2,048	(85.6)%	389	3,293	(88.2)%

Other (Income) Expense, Net	(479)	13	(3787.7)%	(682)	(20)	(3307.6)%

Total Expense, Net	23,219	24,834	(6.5)%	46,371	47,589	(2.6)%

INCOME BEFORE INCOME TAXES	11,367	26,244	(56.7)%	22,158	47,732	(53.6)%

INCOME TAX PROVISION	2,909	5,730	(49.2)%	5,635	10,195	(44.7)%

NET INCOME	$8,458	$20,514	(58.8)%	$16,523	$37,537	(56.0)%

BASIC INCOME PER SHARE OF COMMON STOCK	$0.74	$1.79	(58.8)%	$1.44	$3.28	(56.0)%

DILUTED INCOME PER SHARE OF COMMON STOCK	$0.73	$1.78	(59.0)%	$1.42	$3.26	(56.3)%

CASH DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.20	$0.19	5.3%	$0.40	$0.38	5.3%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,459	11,461	0.0%	11,454	11,457	0.0%
Diluted	11,600	11,550	0.4%	11,611	11,531	0.7%

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,
	2025	December 31,
	(Unaudited)	2024
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$31,821	$24,337
Accounts receivable, net of allowance for credit losses of $1,966 and $1,850 at June 30, 2025 and December 31, 2024, respectively	270,419	313,413
Inventories, net	165,458	186,169
Prepaid expenses	17,711	5,847
Total current assets	485,409	529,766
NON-CURRENT ASSETS:
Property, plant and equipment, net	115,970	115,979
Right-of-use assets - operating leases	448	545
Goodwill	19,998	19,998
Other assets	1,108	727
TOTAL ASSETS	$622,933	$667,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$98,035	$145,853
Accrued liabilities	46,614	50,620
Income taxes payable	1,390	1,082
Current portion of operating lease obligation	307	318
Total current liabilities	146,346	197,873
NON-CURRENT LIABILITIES:
Long-term obligations	55,000	65,000
Non-current portion of operating lease obligation	141	227
Deferred income tax liabilities	2,852	2,885
Total liabilities	204,339	265,985

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share:
Authorized – 5,000,000 shares, Issued – none	—	—
Common stock, $0.01 par value per share:
Authorized – 100,000,000 shares, Issued – 11,458,123 and 11,439,292 shares as of June 30, 2025 and December 31, 2024, respectively	115	114
Additional paid-in capital	154,176	153,704
Retained earnings	266,879	254,938
Accumulated other comprehensive loss	(2,576)	(7,726)
Total shareholders’ equity	418,594	401,030
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$622,933	$667,015